EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO MAY CASH DISTRIBUTION

Dallas, Texas, May 18, 2020 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for May 2020 due to the excess cost positions on all three of the Trust’s conveyances of net profits interests. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in March.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	940,000	30,000	$1.74
Prior Month	1,002,000	35,000	$2.05

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has included oil sales volumes of approximately 15,000 barrels from the new horizontal wells drilled in Major County, Oklahoma and has deducted development costs of $316,000, production expense of $1,421,000 and overhead of $1,031,000 in determining the royalty calculation for the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that excess costs were $111,000 on properties underlying the Kansas net profits interests for the current month. Underlying cumulative excess costs remaining on the Kansas net profits interests total $2,614,000, including accrued interest of $269,000.

XTO Energy has advised the Trustee that excess costs were $736,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $23,192,000, including accrued interest of $1,187,000.

XTO Energy has advised the Trustee that excess costs were $260,000 on properties underlying the Wyoming net profits interests for the current month. Underlying cumulative excess costs remaining on the Wyoming net profits interests total $3,626,000, including accrued interest of $85,000.

Arbitration

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018 the final plan of allocation was approved by the court. Based on the final plan of allocation XTO Energy has advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The hearing on the claims related to the Chieftain settlement had been scheduled for April 27, 2020 but has been postponed due to a continuance granted by the arbitrators at the request of XTO Energy related to the coronavirus pandemic to a date still to be determined. The arbitrators denied the Trustee’s request to hold the arbitration on the April 27, 2020 setting by video conference. Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined.

If the approximately $24.3 million allocated portion of the Chieftain settlement results in an adjustment to the Trust’s share of net proceeds, it would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several years, or more depending on the results of operations of the underlying properties, while these additional excess costs are recovered.

OTCQX Deficiency Notification

The Trustee has received notice from the OTC Markets Group Inc. dated April 16, 2020, notifying the Trustee that the Trust is no longer in compliance with Section 3.2(a) of the Standards for Continued Qualification of the OTCQX Rules for U.S. Companies, in that as of December 31, 2019 the Trust had less than $2 million in net tangible assets, average revenue of less than $6 million over the past three years, and the Trust’s bid price is below $5 per share. The notice states that if the Trust is unable to cure the deficiency by May 18, 2020, then it will be moved from OTCQX to the OTC Pink market. The Trust anticipates a transition from the OTCQX to the OTCQB prior to such date, but no assurances can be made that such transition will take place, or how it may affect the liquidity of the units.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019.

*            *             *

Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839